UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 30, 2011

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (281) 358-8986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2011, Insperity, Inc. (the “Company”) entered into an agreement to acquire an aircraft. Pursuant to the terms of the agreement, the Company will trade an existing aircraft, with a fair value of approximately $4 million and pay an additional $10 million.  In connection with this transaction, the Company will report a non-cash loss of approximately $4 million on the disposal of its existing aircraft.  The loss will be reported in the Company’s third quarter 2011 results of operations.  The closing of this transaction is subject to customary terms and conditions for a transaction of this nature.

Item 8.01. Other Events.

Certain subsidiaries of the Company have reached a verbal agreement with the California Employment Development Department to resolve a pending appeal of a state unemployment tax dispute, which stemmed from a 2001 corporate restructuring.  While still denying all liability, the Company’s subsidiaries have agreed to pay $3.1 million (the “Settlement Amount”) to fully and finally resolve this dispute.  The settlement of this dispute is subject to the parties entering into a written, definitive agreement and the approvals of the California Attorney General and the California Unemployment Insurance Appeals Board.  The Settlement Amount is expected to be recorded in the Company’s results of operations for the third quarter of 2011, and thereafter this matter is not expected to have any additional impact on the Company’s results of operations.  A more detailed description of this dispute is included in the Company’s Form10-Q filed for the quarterly period ended June 30, 2011, under the heading “Commitments and Contingencies” on page 16.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:	/s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary

Date:  September 1, 2011